EXHIBIT 23.1

June 29, 2010

PRIVATE AND CONFIDENTIAL

The Board of Directors
China Nutrifruit Group Limited
5th Floor, Chuangye Building,
Chuangye Plaza, Industrial Zone 3,
Daqing Hi-Tech Industrial Development Zone,
Daqing, Heilongjiang 163316
The People's Republic of China

Dear Sirs,

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No.333-162916) and on Form S-8 (No. 333-162915) of China Nutrifruit Group Limited (the "Company") and its subsidiaries of our report dated June 29, 2010 relating to the consolidated financial statements of the Company, which appears in Form 10-K of the Company for the year ended March 31, 2010.

Yours faithfully,

/s/ HLB Hodgson Impley Cheng
HLB Hodgson Impley Cheng